Exhibit 5.5

September 21, 2016

Expedia, Inc.

333 108th Avenue N.E.

Bellevue, Washington 98004

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel in the State of Tennessee (the “State”) to OWW Fulfillment Services, Inc., a Tennessee corporation (the “Tennessee Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Expedia, Inc., a Delaware corporation (“Expedia”), on September 19, 2016, with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to an offer to exchange (the “Exchange Offer”) an aggregate principal amount of up to $750,000,000 aggregate principal amount of Expedia’s outstanding 5% Senior Notes due 2026 (the “Old Notes”) and the related guarantees (the “Old Note Guarantees”) for (i) an equal principal amount of Expedia’s 5.000% Senior Notes due 2026 (the “Exchange Notes”) and (ii) guarantees (the “Exchange Note Guarantees”) by certain subsidiaries of Expedia, including without limitation the Tennessee Guarantor, pursuant to the Indenture (as defined below), in each case the sale of which will be registered under the Act. The Old Notes and the Old Note Guarantees were issued, and the Exchange Notes and the Exchange Note Guarantees will be issued, under an Indenture, dated as of December 8, 2015 (as amended by the First Supplemental Indenture, dated as of December 15, 2015, the Second Supplemental Indenture, dated as of December 31, 2015 and the Third Supplemental Indenture, dated as of February 10, 2016, collectively, the “Indenture”), among Expedia, the Tennessee Guarantor and other guarantors thereunder, and New York Mellon Trust Company, National Association, as trustee.

I.	DOCUMENTS REVIEWED AND DEFINED TERMS

A. Corporate Documents. We have also examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents (the “Corporate Documents”):

(1)	The Tennessee Guarantor’s Articles of Incorporation, as amended to date, as certified by the Secretary of State of Tennessee on September 8, 2016;

(2)	The Tennessee Guarantor’s By-laws, as amended to date;

Expedia, Inc.

September 21, 2016

(3)	Resolutions adopted on November 20, 2015 by the Tennessee Guarantor relating to the authorization, execution and delivery by the Tennessee Guarantor of the Indenture and the consummation of the transactions contemplated by the Indenture;

(4)	Certificate of Existence, dated September 8, 2016, for the Tennessee Guarantor, issued by the Secretary of State of Tennessee (“Certificate of Existence”); and

(5)	Certificate of the Secretary of the Tennessee Guarantor with respect to the foregoing documents and other factual matters (“Opinion Certificate”).

II.	ASSUMPTIONS

We do not regularly represent the Tennessee Guarantor and we have been retained solely for the purpose of rendering this opinion in connection with the Exchange Note Guarantee of the Tennessee Guarantor.

We have made no independent investigation as to factual matters, except as expressly stated herein. With respect to factual matters, and without independent investigation, we have relied upon and assumed the accuracy and completeness of (i) the Opinion Certificate and (ii) certificates and other documents obtained from public officials.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic, or conformed copies, and the authenticity of the originals of such documents. We also have assumed the due authorization, execution and delivery of all documents to be delivered by all parties other than the Tennessee Guarantor, and the validity and binding effect of those documents with respect to any such party.

III.	OPINIONS

Based upon the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that:

1. The Tennessee Guarantor is a corporation, validly existing and in good standing under the laws of the State.

2. The Tennessee Guarantor has the corporate power and authority to execute and deliver the Indenture, to perform its obligations thereunder and to guarantee the Exchange Notes pursuant to the Exchange Note Guarantee of the Tennessee Guarantor.

Expedia, Inc.

September 21, 2016

3. The Tennessee Guarantor’s guarantee of the Exchange Notes pursuant to the Exchange Note Guarantee of the Tennessee Guarantor has been duly authorized by the Tennessee Guarantor and the Indenture has been duly authorized, executed and delivered by the Tennessee Guarantor.

IV.	QUALIFICATIONS AND LIMITATIONS

Our opinions are limited by and subject to the following:

(a) Our opinions are based solely upon the laws of the State. We express no opinion concerning the laws of any other jurisdiction or whether such laws may apply, under a conflict of laws analysis or otherwise. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder.

(b) We express no opinion as to the enforceability of the Exchange Note Guarantees, the Indenture or any other documents executed in connection therewith.

(c) We call to your attention that to the extent the Exchange Note Guarantee of the Tennessee Guarantor is deemed to be a “distribution” pursuant to Tennessee Code Annotated 48-16-401, the Tennessee Guarantor’s authority to guarantee is subject to certain financial standards provided therein.

(d) The opinion expressed herein with respect to the existence and/or good standing of the Tennessee Guarantor is based solely on the Certificate of Existence as to factual matters and legal conclusions set forth therein.

(e) We express no opinion as to any matter not specifically stated to be and numbered as an opinion, and we undertake no obligation to advise you of legal or factual changes affecting this opinion that occur after the date of this letter.

This opinion is for your benefit and may be relied upon only by you and as further provided herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, as amended, and any additional amendments thereto including any and all post-effective amendments. In addition, we consent to the reliance by Wachtell, Lipton, Rosen & Katz as to matters of Tennessee law upon this opinion letter in connection with the rendering of its opinion of even date herewith concerning the Exchange Notes, the Exchange Note Guarantee of the Tennessee Guarantor and other guarantees, but only to the extent of the opinions specifically set forth herein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

STITES & HARBISON, PLLC